EXHIBIT 10(c)25

BASE SALARIES OF NAMED EXECUTIVE OFFICERS

GEORGIA POWER COMPANY

Effective as of March 1, 2007 the following are the annual base salaries of the Chief Executive Officer, Chief Financial Officer and certain other executive officers of Georgia Power Company (the “Company”).

Michael D. Garrett President and Chief Executive Officer	$620,895
Cliff S. Thrasher Executive Vice President, Chief Financial Officer and Treasurer	$267,645
Christopher C. Womack Executive Vice President	$327,925
James H. Miller, III Senior Vice President and General Counsel	$324,770
Mickey A. Brown Executive Vice President	$323,409

William C. Archer, III served as Executive Vice President of the Company until his retirement effective March 19, 2006. Mr. Archer’s annual base salary for the year ended December 31, 2005 was $294,790.